Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 16, 2015

Board of Directors
Rexahn Pharmaceuticals, Inc.
15245 Shady Grove Road, Suite 455
Rockville, MD 20850

Ladies and Gentlemen:

We are acting as counsel to Rexahn Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the Company's effective registration statement on Form S-3 (File No. 333-196255) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or a continuous basis as set forth in a prospectus supplement dated March 16, 2015 (the "Prospectus Supplement") and the accompanying prospectus dated June 26, 2014 (together with the Prospectus Supplement, the "Prospectus") and the proposed public offering of up to $40,000,000 in aggregate value of the Company's shares of common stock, par value $0.0001 per share (the "Shares"), all of which shares are to be sold pursuant to the At Market Issuance Sales Agreement between the Company and MLV & Co. LLC, dated March 16, 2015 (the "Sales Agreement").  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) issuance and delivery of the Shares in the manner and amount contemplated by the Sales Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board, the Shares will be validly issued, fully paid, and nonassessable.

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This opinion letter has been prepared for use in in meeting the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Annual Report and to the reference to this firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP